Exhibit 10.15

PRIVATE & CONFIDENTIAL

DATED 26TH JULY 2006

SYNTROLEUM NIGERIA LIMITED

- and -

ENERGY EQUITY RESOURCES OIL & GAS LIMITED

OPTION DEED

relating to the Oil Mining Lease 113 Offshore Nigeria

INCE & CO

International House

1 St Katharine’s Way

London E1W 1UN

Tel: +44 (0)20 7481 0010

Fax: +44 (0)20 7481 4968

(Ref: NAI/SLJ/RBE/8464/8351/8465 - 1.06.5854.00)

THIS DEED is made the 26th day of July 2006

BETWEEN:

1	SYNTROLEUM NIGERIA LIMITED, a company existing under the laws of the Federal Republic of Nigeria and having its registered office at St. Nicholas House, 9th Floor, Catholic Mission Street, Lagos, Nigeria (“Syntroleum”); and

2	ENERGY EQUITY RESOURCES OIL & GAS LIMITED a company existing under the laws of the Federal Republic of Nigeria and having its registered office at St. Nicholas House, 9th Floor, Catholic Mission Street, Lagos, Nigeria (“EER”).

BACKGROUND

Syntroleum is a party to the Joint Operating Agreement and the Participation Agreement in regard to OML 113 (as defined below) and has agreed to grant EER a period of exclusivity in which to evaluate OML 113 together with an option to acquire from Syntroleum, on the terms and conditions of this Deed, rights and obligations of Syntroleum amounting to a seven point five percent (7.5%) interest in each of the Aje OML 113 Documents.

AGREED TERMS

I	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Aje OML 113 Documents” means together the Participation Agreement, the Joint Operating Agreement and the Technical Assistance Agreement;

“Confidential Information” means:

(a)	the existence of this Deed;

(b)	information already supplied to EER in accordance with the terms and conditions of the Confidentiality Agreement; and

(c)	all other and further information in whatever form (written, oral, visual and electronic) relating to OML 113 directly or indirectly disclosed to EER or any of its representatives by Syntroleum or any agent or employee of Syntroleum or which directly or indirectly comes to EER’s attention in connection with the Permitted Purpose (but which excludes the Excluded Information);

“Confidentiality Agreement” means the confidentiality agreement between Syntroleum Corporation and EER dated June 7, 2006;

“Copies” means copies of Confidential Information including any document, electronic file, note, extract, analysis or any other way of representing or recording and recalling information which contains, reflects or is derived from Confidential Information;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security interest;

“Excluded Information” means information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Deed by EER or to anyone to whom EER have disclosed the information;

(b)	is known by EER before the date of the Confidentiality Agreement and is not under any obligation of confidence;

(c)	lawfully becomes available to EER other than from a source which is connected with Syntroleum; and

(d)	it is agreed in writing is not Confidential Information;

“Exclusivity Period” means the period of 42 continuous days starting from the day after the date of this Deed;

“Group” means, in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company;

“Joint Operating Agreement” means the joint operating agreement between Syntroleum and others to define and record their respective rights and obligations with respect to their operations under OML 113 dated April 8th, 2005 (as subsequently novated and amended);

“Okwok Deed” means the deed of assignment dated of even date herewith and made between Syntroleum and Energy Equity Resources Limited and relating to a production payment agreement entered into or to be entered into between Syntroleum and Oriental in connection with the Okwok Marginal Field in Oil Mining Lease 67 offshore Nigeria;

“OML 113” means oil mining lease 113 offshore of Nigeria as the same is more particularly defined in the Participation Agreement;

“Option” has the meaning set out in clause 5;

“Participation Agreement” means the participation agreement between Syntroleum and others to define and record their respective rights and obligations with respect to their participation in OML 113 dated January 12th, 2005 (as subsequently novated and amended);

“Permitted Purpose” means considering, evaluating and negotiating the transfer to EER by Syntroleum of certain rights and obligations of Syntroleum as contemplated by this Deed;

“Syntroleum Corporation” means Syntroleum Corporation, a company incorporated under the laws of Delaware having its principal place of business at 4322 South 49lh West Avenue, Tulsa, Oklahoma 74107;

“Subsidiary” means in relation to a company (the holding company), any other company which the holding company directly or indirectly controls for which purpose “controls” means either:

(a)	ownership of a majority of the voting rights exercisable at general meetings of the company; or

(b)	having the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company;

and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company;

“Syntroleum Group” means Syntroleum Corporation and each company or corporation that is a Subsidiary of Syntroleum Corporation; and

“Technical Assistance Agreement” means the technical assistance agreement between Syntroleum and others dated April 8, 2005 (as subsequently novated).

1.2	Interpretation

In this Deed, unless the context otherwise requires:

(a)	clause and Schedule headings do not affect the interpretation of this Deed;

(b)	references to a person include a corporate or unincorporated body, and references to any person in or party to this Deed shall include reference to such person’s lawful successors and assigns;

(c)	words in the singular include the plural and in the plural include the singular;

(d)	“including” and variations thereof means “including but not limited to”;

(e)	a reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it;

(f)	writing or written includes faxes but not e-mail;

(g)	references to a clause or Schedule are to a clause of, or a schedule to, this Deed, and references to this Deed include its Schedules; and

(h)	references to this Deed or any other document or to any specified provision of this Deed or any other document are to this Deed, that document or that provision as in force for the time being and as amended from rime to time in accordance with the terms of this Deed or that document or, as the case may be, with the agreement of the relevant parties.

1.3	EFFECTIVENESS

1.3.1	While this Deed has been executed on the day and year first above written, the provisions of this Deed (other than clauses 4, 6, 7 and 8) shall not become effective until the conditions in clause 2.1 of the Okwok Deed are satisfied.

1.3.2	If the conditions in clause 2.1 of the Okwok Deed are not satisfied on or before August 10, 2006, this Deed shall automatically become null and void.

2	PROVISION OF INFORMATION

2.1	During the Exclusivity Period, Syntroleum will allow EER and its agents access to such further information as Syntroleum has under its control that EER shall reasonably request to assist it in its due diligence exercise to evaluate the transfer of rights and obligations contemplated by this Deed.

2.2	EER acknowledge that no representations or warranties have been or will be given by Syntroleum or its representatives regarding any Confidential Information passed to it under the Confidentiality Agreement and clause 2.1 above and that neither Syntroleum or its representatives shall have any liability as a result of any reliance placed on, or any information supplied to EER in connection with the Option or its subject-matter.

3	PERIOD OF EXCLUSIVITY

3.1	In consideration of EER proceeding with due diligence to evaluate the transfer of rights and obligations contemplated by this Deed and thereby incurring expenses in terms of management time and advisers fees and other costs, Syntroleum agrees:

3.1.1	immediately upon execution of this Deed to terminate, and use its reasonable commercial endeavours to procure that its representatives, any member of the Syntroleum Group and any representative of any member of the Syntroleum Group terminates, any discussions currently taking place with anyone other than EER or its representatives relating to the subject-matter of the Option;

3.1.2	that during the Exclusivity Period or, if earlier, until EER notify Syntroleum that it no longer wishes to proceed with the negotiations contemplated by this Deed, Syntroleum shall not:

(a)	directly or indirectly solicit, initiate, encourage or respond to any approach made by or the submission of proposals or offers from any person other than EER with a view to the transfer of any of the interests of Syntroleum in the Aje OML113 Documents;

(b)	enter into or participate in negotiations or discussions with any person other than EER or its representatives with a view to transferring interests of Syntroleum in OML 113;

(c)	enter into any agreement or arrangement with anyone other than EER or its representatives relating to the transfer of any of the interests of Syntroleum in OML 113; and

(d)	give anyone other than EER or its representatives any information in relation to OML 113 with the exception of information that is publicly available.

4	CONFIDENTIALITY OBLIGATIONS

4.1	EER undertakes:

4.1.1	to abide by the terms of the Confidentiality Agreement in respect of all information already in its possession regarding OML 113 and all further information passed to it in accordance with this Deed;

4.1.2	to keep the Confidential Information secret;

4.1.3	to use it only for the Permitted Purpose;

4.1.4	not to disclose it to anyone unless such disclosure is made to the professional advisers, auditors, underwriters, lenders or bankers of EER;

4.1.5	not to make Copies of it unless this Deed so allows; and

4.1.6	to use its reasonable commercial endeavours to ensure that Copies are protected against theft or unauthorised access and that no-one receives Confidential Information from it unless duly and properly authorised.

4.2	EER will inform anyone to whom it discloses the Confidential Information that it is confidential and will use its reasonable commercial endeavours to procure that they comply with the provisions of this clause 4. On Syntroleum’s request, EER will procure that such persons enter into a confidentiality agreement with Syntroleum on terms equivalent to those contained in this Deed.

4.3	EER will inform Syntroleum immediately upon becoming aware or suspecting that Confidential Information has been disclosed to an unauthorised person.

4.4	If Syntroleum so request in writing or EER decides not to proceed with the acquisition in accordance with clause 5, EER will immediately:

4.4.1	return all Confidential Information and Copies supplied by Syntroleum back to Syntroleum;

4.4.2	destroy or permanently erase all Copies made by it and will use its reasonable commercial endeavours to procure that anyone to whom EER has supplied Copies destroys or permanently erases such Copies and any further Copies made by them; and

4.4.3	confirm in writing that EER has complied with the terms of this paragraph.

5	OPTION

5.1	Subject to clause 5.3, Syntroleum hereby grants to EER an option (the “Option”) to acquire from Syntroleum (in the manner and subject to the terms and conditions set out in clause 5.2) rights and obligations of Syntroleum amounting to a seven point five percent (7.5%) interest in each of the Aje OML 113 Documents.

5.2	The Option shall be exercisable by notice in writing given by EER to Syntroleum during the Exclusivity Period subject to the following terms and conditions:

5.2.1	the Option is subject to:

(a)	the Aje OML 113 Documents all being unconditionally effective; and

(b)	full compliance with all conditions precedent, preferential rights, consents, approvals, waivers and terms and conditions of the Aje OML 113 Documents;

5.2.2	the Option is granted on the unconditional and irrevocable terms that EER shall pay when due, in cash without set-off or counterclaim whatsoever free and clear of any deductions or withholding, Syntroleum’s ten percent (10%) obligation for the cost of the Aje 4 appraisal well (the “Aje 4 Contribution”); and

5.2.3	the Option shall be effected by the due and properly authorised execution by the parties of all documents required under the Aje OML 113 Documents to transfer to EER, subject to all the matters referred in clause 5.2.1 and to full payment of the Aje 4 Contribution by EER to Syntroleum in accordance with clause 5.2.2, rights and obligations of Syntroleum amounting to a seven point five percent (7.5%) interest in each of the Aje OML 113 Documents.

5.3	If EER does not exercise the Option in the manner aforesaid during the Exclusivity Period the Option will automatically lapse. Such lapse will not affect the terms of this Deed regarding Confidential Information (clause 4).

6	TERMINATION

This Deed may be terminated by mutual written consent of both Syntroleum and EER. Termination will not affect the terms of this Deed regarding Confidential Information (clause 4).

7	GENERAL PROVISIONS

7.1	Assignment

EER:

7.1.1	may novate its rights under this Deed to a Subsidiary formed in Nigeria of which it is the beneficial owner of all of the issued share capital; and

7.1.2	may not assign, or grant any Encumbrance or security interest over, any of its rights under this Deed, without having obtained the prior written consent of Syntroleum.

7.2	Third Party Rights

This Deed is made for the benefit of the parties and their successors and permitted assigns, and is not intended to benefit, or be enforceable by, anyone else. In particular, but without limitation, a person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

7.3	No Partnership

Nothing in this Deed is intended to or shall operate to create a partnership or joint venture of any kind between the parties, or to authorise either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

7.4	Expenses

Syntroleum and EER each shall bear and pay their own expenses, including attorneys’ fees, incident to the preparation and performance of this Deed, whether or not the transactions contemplated herein are consummated.

75	Entire Agreement

7.5.1	This Deed, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them (or members of their respective Groups) relating to the subject matter they cover.

7.5.2	Each party acknowledges that in entering into this Deed it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Deed.

7.5.3	Nothing in this clause operates to limit or exclude any liability for fraud.

7.6	Variation and Waiver

7.6.1	A variation of this Deed shall be effective only if it is in writing and signed by or on behalf of all parties.

7.6.2	Any waiver of any right under this Deed is only effective if it is in writing, and it applies only to the person to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

7.6.3	A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person. No failure to exercise or delay in exercising any right or remedy provided under this Deed or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof. Unless specifically provided otherwise, rights arising under this Deed are cumulative and do not exclude rights provided by law.

7.7	Notices

7.7.1	A notice given under this Deed:

(a)	shall be in writing in the English language;

(b)	shall be sent for the attention of the person, and to the address, or fax number, given in this clause (or such other address, fax number or person as the party may notify to the others in accordance with the provisions of this clause); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by recorded delivery or registered post; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

7.7.2	The addresses for service of notice are:

(a)	Syntroleum:

c/o Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, OK 74107
Attn: General Counsel

Facsimile: +1 (918) 592-7979

(b)	EER:

Energy Equity Resources Limited
1 Farnham Road
Guildford
Surrey
GU2 4RG
United Kingdom
Attn: Olav Eimstad

Facsimile: +44 1483 549 130

With a copy to:

Dr. K.C. Mildwaters Consulting LLP

Walton House
25 Bilton Road
Rugby
CV22 7AG
United Kingdom
Attn: Dr. K.C. Mildwaters

Facsimile: +44 1788 568 266

Either party may, from time to time, change its address for future notices hereunder by notice in accordance with this clause 7.7.

7.7.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of recorded delivery or registered post, two (2) Business Days from the date of posting; or

(d)	in the case of registered airmail, seven (7) Business Days from the date of posting; or

(e)	in the case of delivery by international courier service, three (3) Business Days after being delivered into the custody of such service; and

(f)	if deemed receipt under the previous paragraphs of this clause 7.7 is not within business hours of the place of receipt (meaning 9 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

7.7.4	To prove service it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post or international courier service, that the envelope containing the notice was properly addressed and posted.

7.8	Severance

If any provision of this Deed (or part of a provision) is found to be invalid, unenforceable or illegal, the other provisions of this Deed shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

7.9	Counterparts

This Deed may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.10	Authority

By their signatures below, each respective signatory represents that he or she has the express authority of the party for which he or she executes this Deed and further has the express authority to bind his or her principal to the terms hereof.

8	APPLICABLE LAW AND JURISDICTION

8.1.1	This Deed shall be governed by and construed in accordance with the laws of England, without regard to those principles of conflicts of laws that might otherwise require the application of the laws of another jurisdiction.

8.1.2	Subject to clause 8.1.3, the parties irrevocably agree that the courts of England in London have exclusive jurisdiction to settle any disputes or other matters whatsoever arising under or in connection with this Deed and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Deed or any part thereof, and the parties accordingly irrevocably and unconditionally submit to the jurisdiction of such courts.

8.1.3	Nothing in clause 8.1.2 limits the right of any party to apply for interim remedies in connection with this Deed in any other court and/or concurrently in more than one jurisdiction.

8.1.4	The parties irrevocably waive any right and agree not to apply to any courts in any jurisdiction whatsoever to stay or strike out any proceedings commenced in London on the ground that London is an inappropriate forum and/or that proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 8.1.2.

8.1.5	EER irrevocably empowers and appoints Dr. KC Mildwaters Consulting LLP at present of Walton House, 25 Bilton Road, Rugby CV22 7AG, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Deed;

8.1.6	Syntroleum irrevocably empowers and appoints Ince & Co at present of 5th floor, International House, 1 St Katherine’s Way, London E1W 1AY, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Deed;

8.1.7	The agreements contained in this clause 8 shall be severable from the rest of this Deed and (notwithstanding anything else contained in this Deed) shall remain valid, binding and in full force and shall continue to apply notwithstanding this Deed or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

IN WITNESS WHEREOF this Deed was duly executed and unconditionally delivered on the date first above written.

EXECUTION PAGE

SIGNED and DELIVERED as a DEED by JOHN B. HOLMES JR. PRESIDENT & CEO for and on behalf of SYNTROLEUM NIGERIA LIMITED	) ) ) ) ) )

In the presence of: Witness name Address

SIGNED and DELIVERED as a DEED on behalf of Energy Equity Resources Oil & Gas Limited acting by Dr. P.A. Vingoe its attorney-in-fact duly authorised in the presence of:	) ) ) ) ) )

Witness: Name: Address: Occupation: